Exhibit 5.03

AMENDMENT TO

CERTIFICATE OF LIMITED LIABILITY LIMITED PARTNERSHIP

OF

INREIT PROPERTIES, LLLP

This Amendment to Certificate of Limited Partnership (“Amendment”) is made and entered into effective as of August 1, 2014, by INREIT Properties, LLLP, a North Dakota limited liability limited Partnership (the “Partnership”), pursuant to Chapter 45-23 of the North Dakota Century Code (the “Act”):

WHEREAS, the Partnership was formed under the Act pursuant to that certain Certificate of Limited Partnership dated April 14, 2003, as filed in the Office of the Secretary of State of the State of North Dakota on April 25, 2003 (the “Certificate”);

WHEREAS, the Partnership desires to amend the Certificate to reflect the change of name of the Partnership;

NOW, THEREFORE, the Certificate is amended as follows:

Paragraph 1. of the Certificate is amended as follows:

1.	The name of the partnership is Sterling Properties, LLLP.

IN WITNESS WHEREOF, the undersigned has signed this Amendment to Certificate of Limited Liability Limited Partnership on             , 2014.

By:	INREIT REAL ESTATE INVESTMENT TRUST
Its General Partner

By:
Name:
Its: